SKECHERS Announces Global Settlement in Advertising Cases
• The Company believes the settlement will result in
substantial net savings over the exorbitant long-term cost of defending against multiple legal proceedings brought by federal and state regulators and private consumer class actions lawyers.
 • The Company will not pay any fines or penalties.
 • The Company continues to stand behind its toning
technology.

MANHATTAN BEACH, Calif.—(BUSINESS WIRE)—May. 16, 2012— Skechers USA, Inc. (NYSE:SKX) today announced that it has settled all domestic legal proceedings relating to advertising claims made in connection with marketing its toning shoe products, including its Shape-ups® line of shoes. As discussed in the Company’s previous annual report filed with the Securities and Exchange Commission, the Company has been involved in legal proceedings brought by the United States Federal Trade Commission, multiple states’ Attorneys General and consumer class action lawyers, all investigating whether or alleging that the Company made unsupported advertising claims in connection with marketing its toning shoes. As previously disclosed in the Company’s annual and quarterly reports with the Securities and Exchange Commission, the Company will pay a one-time settlement of $45 million dollars plus $5 million in class action attorneys’ fees to settle the domestic advertising matters and related claims on a global basis.

Skechers denies the allegations and believes its advertising was appropriate, but has decided to settle these claims in order to avoid protracted legal proceedings. The one-time settlement is expected to result in substantial net savings for the Company compared to the significant long-term cost of defending against multiple regulatory and civil legal proceedings in numerous jurisdictions. The Company will not be paying any fines or penalties.

“While we vigorously deny the allegations made in these legal proceedings and looked forward to vindicating these claims in court, Skechers could not ignore the exorbitant cost and endless distraction of several years spent defending multiple lawsuits in multiple courts across the country,” said David Weinberg, the Company’s Chief Financial Officer. “This settlement will dispose once and for all of the regulatory and class action proceedings. While we believe we could have prevailed in each of these cases, to do so would have imposed an unreasonable burden on the Company regardless of the outcome.”

Mr. Weinberg continued: “Our Company’s goal has always been and will continue to be designing and selling quality, affordable shoes for our loyal customers. In short, we settled to avoid the cost and distraction of protracted legal battles so we could get back to doing what we do best.”

Shoes that employ toning technology have been sold in the United States for more than 15 years and have been the subject of numerous research projects with at least 19 reports published in peer-reviewed clinical and sports medicine journals. Researchers from around the world have analyzed various models of toning shoes and found demonstrable fitness benefits from walking and standing in such shoes, as compared to flat-bottomed athletic footwear.

The settlement strictly relates to certain advertising and related claims and does not prevent or prohibit Skechers from making and selling the toning shoes, which the Company will continue to do. “The Company fully stands behind its toning shoe products and technology and is permitted under the settlement to continue to advertise that wearing rocker-bottom shoes like Shape-ups can lead to increased leg muscle activation, increased calorie burn, improved posture and reduced back pain,” said Michael Greenberg, President of Skechers. Mr. Greenberg continued, “The Company has received overwhelmingly enthusiastic feedback from literally thousands of customers who have tried our toning shoes for themselves and have written unsolicited testimonials about their positive experiences—not just with our products’ exercise benefits, but also with their well known comfort and style. We remain committed to the continued development of our toning shoe products, and will continue to deliver quality products that our customers love.”

ABOUT SKECHERS USA, Inc.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, and over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, Chile, Japan and across Europe, as well as through joint ventures in Asia. For more information, please visit www.skechers.com, and follow us on Facebook (www.facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions including the ongoing global economic slowdown and market instability; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in SKECHERS’ Form 10-K for the year ended December 31, 2011 and its Form 10-Q for the quarter ended March 31, 2012. The risks included here are not exhaustive. SKECHERS operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

Source: Skechers USA, Inc.

Company Contact:
SKECHERS USA, Inc.
David Weinberg
Chief Operating Officer
Chief Financial Officer
310-318-3100
or
Investor Relations:
Andrew Greenebaum
310-829-5400